CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm included under the caption of “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the incorporation by reference of our reports dated January 29, 2014 on the financial statements and financial highlights of the Cushing MLP Premier Fund, the Cushing Royalty Energy Income Fund, and the Cushing Renaissance Advantage Fund as of and for the periods ended November 30, 2013 in the Post-Effective Amendment Number 17 to the Registration Statement (Form N-1A  No. 333-167481).

/s/ Ernst & Young LLP

Dallas, Texas
March 25, 2014